Exhibit 10.1

DIRECTOR’S IRREVOCABLE UNDERTAKING

PRIVATE AND CONFIDENTIAL

To	Aon plc

Aon Center

200 East Randolph Street

Chicago, Il 60601

From	●

9 March 2020

Dear Sirs,

1.	Interpretation

In this Deed, unless the context otherwise requires:

Act means the Companies Act 2014;

Aon CSA means the transaction pursuant to which, after Aon Ireland converts to a public limited company in Ireland, Aon UK will become a wholly-owned subsidiary of Aon Ireland, and Aon Ireland will become the publicly traded parent company of Aon UK, by means of a cancellation scheme of arrangement implemented under Part 26 of the English Companies Act 2006, as set forth in the proxy statement filed by Aon UK with the SEC on December 20, 2019;

Aon Group means Aon and any holding company or subsidiary of Aon from time to time;

Aon Ireland means, prior to the completion of the Aon CSA, Aon Limited, a company incorporated in Ireland with registered number 604607, which is intended to be re-registered as an Irish public limited company, renamed Aon plc and become the parent of Aon UK on completion of the Aon CSA;

Aon means, prior to the consummation of the Required Assignment, Aon UK and, from and after consummation of the Required Assignment, Aon Ireland;

Aon UK means Aon plc, a company incorporated in the United Kingdom with registered number 07876075;

Business Combination Agreement means the business combination agreement governing the Proposed Combination to be dated on or around the date of this Deed between WTW and Aon UK;

Committed Shares means the shares in the capital of WTW specified in Schedule 1 (including, for the avoidance of doubt, any other shares in the capital of WTW issued after the date hereof and attributable to or derived from such shares) and any other shares in the capital of WTW of which I may hereafter become the beneficial owner (whether: (i) on the conversion of any of the WTW Options set out in paragraph 2 of Schedule 1, or that are awarded after the date of this Deed; (ii) pursuant to a WTW Share Award held by me now or in the future; or (iii) otherwise), including any shares in the capital of WTW that I hold in “street name” beneficially through a bank, broker or other nominee within the facilities of DTC;

Conditions means the conditions to the Proposed Combination set out in Appendix 3 to the Rule 2.5 Announcement and to be set out in the Scheme Document and Condition means any one of the Conditions;

Court Meeting means the meeting or meetings of the WTW Shareholders or any class thereof (and any adjournment thereof) convened by order of the High Court, or by the board of WTW, pursuant to Section 450, Chapter 1, Part 9 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

DTC means the relevant system to facilitate the transfer of title to shares in uncertificated form in respect of which the Depository Trust & Clearing Corporation is the operator;

Exchange Act means the United States Securities Exchange Act of 1934, as amended;

Family Trust means a trust, discretionary or otherwise, established by or for the benefit of me or a Relevant Family Member;

Longstop Date has the meaning given to the term “Outside Date” in the Business Combination Agreement;

Offer Document means, if following the date of this Deed, Aon elects to implement the Proposed Combination by way of the Takeover Offer, the document to be despatched to WTW Shareholders and others by Aon containing, amongst other things, the Takeover Offer, the Conditions (except as Aon determines pursuant to and in accordance with Section 3.6 of the Business Combination Agreement not to be appropriate in the case of a Takeover Offer) and certain information about Aon and WTW and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

Panel means The Irish Takeover Panel;

Proposed Combination means the proposed acquisition by Aon of WTW (whether by way of the Scheme or a Takeover Offer), as described in the Rule 2.5 Announcement and shall include any revised, extended or renewed offer or offers (whether voluntary or mandatory and including, for the avoidance of doubt, any revised offer made in consequence of any decision or ruling of any regulatory body, provided such revised, extended or renewed offer or offers are made on terms, in the opinion of WTW’s financial advisor, at least as favourable to WTW Shareholders as those described in the Rule 2.5 Announcement);

Relevant Family Member means, if any, my spouse (including a husband, wife or civil partner), child, grandchild (including step children and step grandchildren), parent, brother, sister, niece, nephew, and for so long as they remain so, my brother-in-law or sister-in-law;

Required Assignment means the assignment by Aon UK to Aon Ireland, and Aon Ireland’s assumption from Aon UK, of all of Aon UK’s rights and obligations under the Business Combination Agreement;

Rule 2.5 Announcement means the announcement of the Proposed Combination to be made by Aon and WTW pursuant to Rule 2.5 of the Takeover Rules, substantially on the terms and conditions set out in the draft announcement attached hereto at Appendix 1;

Scheme means the proposed scheme of arrangement under Section 453 of the Act and the capital reduction under Sections 84 to 86 of the Act to effect the Proposed Combination;

Scheme Document means the document to be distributed to WTW Shareholders and, for information only, to the WTW Option holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and the WTW General Meeting, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules; and (v) such other information as WTW and Aon shall agree;

Takeover Offer means an offer for the entire issued and to be issued share capital of WTW (other than any WTW Shares held by Aon (if any)), not being a Scheme, including any amendment or revision thereto, (provided such offer and/or amended or revised offer is made on terms, in the opinion of WTW’s financial advisor, at least as favourable to WTW Shareholders as those described in the Rule 2.5 Announcement), the full terms of which will be set out in the Offer Document or (as the case may be) any revised offer document(s);

Takeover Rules means The Irish Takeover Panel Act, 1997, Takeover Rules, 2013 and The Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2007;

WTW ESPPs means the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan; the Rules of the Willis Towers Watson Public Limited Company Sharesave Plan 2001 for the United Kingdom, as amended; the Willis Towers Watson Public Limited Company Irish Sharesave Plan, as amended; Trust Deed and Rules of the Willis Towers Watson Public Limited Company Ireland Share Participation Scheme; Trust Deed and Rules of the Towers Watson Limited Share Incentive Plan 2005 (U.K.), as amended; the Asset Management Exchange (Ireland) Limited AMXI Share Participation Plan; and the Willis Investment UK Holdings Limited Share Incentive Plan;

WTW Directors means the members of the board of directors of WTW;

WTW General Meeting means the extraordinary general meeting of the WTW Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Proposed Combination, expected to be held as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the WTW General Meeting shall be correspondingly adjourned or postponed);

WTW means Willis Towers Watson Public Limited Company a company incorporated in Ireland with registered number 475616 having its registered office at Willis Towers Watson House, Elm Park, Merrion Road, Dublin;

WTW Option holders means the holders of WTW Options;

WTW Options means all options to purchase WTW Shares, whether granted pursuant to the WTW Share Plans or otherwise;

WTW Share Award means an award denominated in WTW Shares, other than a WTW Option;

WTW Share Plans means the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended and all sub-plans thereunder; the Willis Towers Watson Public Limited Company Amended and Restated 2009 Long Term Incentive Plan, as amended; Extend Health Amended and Restated 2007 Equity Incentive Plan; Liazon Amended and Restated 2011 Equity Incentive Plan; and any other equity-based incentive plan maintained by WTW or assumed by WTW in connection with prior acquisitions, as applicable (other than the WTW ESPPs;

WTW Shareholders means the holders of WTW Shares; and

WTW Shares means the ordinary shares of WTW with a nominal value of US$0.000304635 per share.

2.	Warranties and undertakings

Subject to the announcement of the Proposed Combination pursuant to the Rule 2.5 Announcement by seven p.m. (Eastern time) on March 11, 2020 (or such later date as Aon and WTW may agree in writing) (the “Release Date”), I, the undersigned, hereby irrevocably and unconditionally:

2.1

warrant that I am the registered holder and/or beneficial owner of (or am otherwise able to control the exercise of all rights, including voting rights attaching to) the Committed Shares and have, and will continue to have, all relevant authority to vote in favour of, and/or accept or procure the acceptance of, the Proposed Combination in respect of the Committed Shares, and there are no other WTW Shares owned or controlled by me. Such warranty and undertaking will not be extinguished or affected by completion of the Proposed Combination;

2.2

warrant that I have no other rights or interests in relation to, or any rights, warrants, convertible securities or options to acquire or subscribe for, any shares or other securities of WTW (other than any WTW Options set out in paragraph 2 of Schedule 1 and save for any rights provided for in the WTW articles of association and/or pursuant to the Act in favour of the holders of WTW Shares generally) and I undertake that I will not deal in such shares or securities during the offer period (other than on the valid award, vesting or exercise of any WTW Options or any WTW Share Award to which the Panel has consented, or as otherwise permitted by this Deed);

2.3

warrant that I am able to transfer, or procure the transfer of, the Committed Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption, and any other third party rights and interests of any nature;

2.4	undertake that unless and until this Deed ceases to have any effect in accordance with paragraph 6.6, I shall not (and shall procure that my relevant bank, broker or other nominee shall not):

(a)

except pursuant to the Proposed Combination, sell, transfer, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or the creation or grant of any other encumbrance or option over all or any of the Committed Shares or any interest in all or any thereof;

(b)

accept or agree to accept any other offer by any person other than Aon (or its nominee) in respect of all or any of the Committed Shares whether conditional or unconditional (by whatever means the same is to be implemented);

(c)	enter into any deed or arrangement with any other person whether conditional or unconditional to do all or any of the acts referred to in paragraphs 2.4(a) to 2.4(c);

(d)	enter into any deed or arrangement with any other person whether conditional or unconditional which would restrict the acquisition of the Committed Shares by Aon under the Proposed Combination;

(e)

acquire any shares or other securities (including securities convertible into shares) of WTW (or any interest therein) other than on the valid exercise of any WTW Options as set out in paragraph 2 of Schedule 1, an award of shares, other securities, WTW Options or WTW Share Awards made with Panel consent, or pursuant to the vesting of any WTW Share Award, and, if any such shares, securities or interest (including for these purposes shares arising on exercise or vesting of options or share awards) is acquired by me, such shares, securities or interest (as the case may be) shall be deemed to be included in the expression “Committed Shares” for the purposes of this Deed;

2.5

undertake that prior to this Deed ceasing to have any effect in accordance with paragraph 6.6, I shall not, in my capacity as a shareholder of WTW, and without prejudice to my powers as a director, without the consent of WTW take any step for the purpose of impeding the Scheme becoming effective or, as the case may be, the Takeover Offer becoming unconditional, including voting my WTW Shares, requisitioning, or joining in requisitioning of, any general or class meeting of WTW, or taking any other action whatsoever; and

2.6	I warrant that I have full power and authority and the right (free from any legal or other restrictions) to enter into and perform my obligations under this Deed in accordance with its terms;

provided that, nothing in this paragraph 2 shall restrict me from (i) receiving, acquiring or exercising any WTW Options, (ii) selling such number of Committed Shares as may be required to cover my liability for income tax and/or employee social security contributions in respect of the exercise of any WTW Options; or (iii) transferring my Committed Shares to a Family Trust (or constituting or settling such a trust in respect of my Committed Shares), in each case, with the consent of the Panel, if required by the Takeover Rules.

3.	Undertaking to vote in favour of the Scheme

Unless and until this Deed ceases to have any effect in accordance with paragraph 6.6:

3.1

I irrevocably and unconditionally undertake to Aon that, if the Proposed Combination is to be implemented by way of the Scheme, I shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Committed Shares on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at the WTW General Meeting or at the Court Meeting (including any adjournment thereof) which:

(a)	is necessary to implement the Scheme;

(b)	would approve a scheme of arrangement relating to the acquisition of any shares in WTW by a person other than Aon; or

(c)	might otherwise impact on the success of the Scheme,

only in accordance with Aon’s instructions or as otherwise provided in this Deed;

3.2

for the purpose of voting on any resolution referred to under paragraph 3.1 above, I shall, if required by Aon, but without prejudice to my right to attend and vote in person at the WTW General Meeting, execute, or procure that my relevant bank, broker or other nominee shall execute, any form of proxy required by Aon appointing any person nominated by Aon to attend and vote at the relevant meetings in respect of any Committed Shares registered in my name; and

3.3

without prejudice to paragraph 3.2, and in the absence of any such requirement by Aon, I shall after the posting of the Scheme Document (and without prejudice to any right I have to attend and vote in person at the Court Meeting and the WTW General Meeting to implement the Scheme), return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Document (completed and signed and voting in favour of the resolutions to implement the Scheme) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of any Committed Shares held in uncertificated form, take or procure the taking of any action which may be required by WTW or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the resolutions to implement the Scheme), as soon as possible and in any event to be received by WTW’s registrar not later than 3.00 p.m. on the fourteenth (14th) calendar day after the posting of the Scheme Document;

3.4

I shall not revoke or withdraw, and shall procure that my relevant bank, broker or other nominee shall not revoke or withdraw, the forms of proxy once they have been returned in accordance with paragraph 3.3 above; and

3.5

I shall not, and shall procure that my relevant bank, broker or other nominee shall not, exercise any voting rights attaching to the Committed Shares to vote in favour of any competing scheme of arrangement.

4.	Undertaking to accept a Takeover Offer

I acknowledge that Aon shall have the right and may elect at any time, in accordance with the terms of the Business Combination Agreement and with the Panel’s consent if required and whether or not the Scheme Document has then been despatched, to implement the Proposed Combination by way of a Takeover Offer. Provided that (i) Aon has made that election in accordance with the terms of the Business Combination Agreement; (ii) such Takeover Offer is made on terms at least as favourable to WTW Shareholders as the terms of the Scheme and provided such Takeover Offer is recommended by the WTW Directors; and (iii) unless and until this Deed ceases to have any effect in accordance with paragraph 6.6,

I irrevocably and unconditionally undertake to Aon that, if the Proposed Combination is implemented by way of a Takeover Offer:

4.1

upon the Takeover Offer being made, I will be able to accept or, where applicable, procure the acceptance of the Takeover Offer in respect of the Committed Shares and to transfer, or procure the transfer of, the Committed Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) hereafter declared, made or paid, provided however that this shall not include any rights, dividends of any nature or other distributions which accrue to or are payable to WTW Shareholders by reference to a record date which is on or before the Proposed Combination is declared or becomes unconditional in all respects;

4.2

I shall as soon as possible and in any event not less than seven (7) calendar days before the first closing date of the Takeover Offer (or, in respect of any shares allotted to me after the posting of the Offer Document, within seven (7) calendar days of such allotment or acquisition) duly accept or procure acceptance of the Takeover Offer in accordance with its terms in respect of the Committed Shares and, in respect of any Committed Shares held in certificated form, shall forward the relevant share certificate(s) to Aon or its nominated representative (or a form of indemnity acceptable to Aon in respect of any lost certificate(s)) at the time of acceptance or as soon as practicable thereafter and, in respect of any WTW Shares held in uncertificated form, shall take such action (and shall procure that my relevant bank, broker or other nominee shall take such action) as may be required by Aon or its nominated representative to the extent that such action is in accordance with the procedures set out in the Takeover Offer for the acceptance of the Takeover Offer by WTW Shareholders holding their WTW Share in uncertificated form. I further undertake, if so required by Aon, to execute, or procure the execution (including by my relevant bank, broker or other nominee) of, all such other documents as may be necessary for the purpose of giving Aon the full benefit of my obligations pursuant to this Deed with respect to the Takeover Offer;

4.3

notwithstanding that the terms of the Offer Document will confer rights of withdrawal on accepting shareholders, I shall not withdraw any acceptance of the Takeover Offer in respect of the Committed Shares or any of them and shall procure that no rights to withdraw any acceptance in respect of such Committed Shares are exercised; and

4.4

the Committed Shares shall be acquired by Aon free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) hereafter declared, made or paid provided however that this shall not include any rights, dividends of any nature or other distributions which accrue to or are payable to WTW Shareholders by reference to a record date which is on or before the Proposed Combination is declared or becomes unconditional in all respects.

5.	Power of Attorney

5.1

In order to secure the performance of my obligations under this Deed, I irrevocably appoint any director of Aon jointly and severally to be my attorney in my name and on my behalf to sign or execute forms of proxy and/or such other deeds or documents and to do such other acts and things as may be necessary for the purpose of giving effect to my obligations under this Deed in respect of the Committed Shares.

5.2	I acknowledge that this power of attorney is given by way of security and is irrevocable until this Deed ceases to have effect in accordance with paragraph 6.6.

6.	Miscellaneous

6.1

The obligations and provisions set out in this Deed apply equally to the persons from whom I am to procure votes in favour of the resolutions to implement the Scheme pursuant to paragraph 3.1 above or acceptance of the Takeover Offer pursuant to the terms of paragraph 4.1 above (as the case may be) and I shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto.

6.2

I consent to the issue of an announcement incorporating references to me and to this Deed substantially in the terms set out in the Rule 2.5 Announcement. I understand that, if the Proposed Combination proceeds, this Deed will be made available for inspection during the offer period (as defined in the Takeover Rules) and that particulars of it will be contained in the Scheme Document or the Offer Document (as the case may be), and in any related circular or equivalent document. I further consent to this Deed being published on a website as required by Rule 26 of the Takeover Rules. Solely in my capacity as a shareholder (and not in my capacity as a director of WTW), I undertake to provide you with all such further information in relation to my interests in the share capital of WTW and that of any person connected with me as you may reasonably require in order to comply with the rules and regulations of the Nasdaq Stock

Market, the Takeover Rules, the Exchange Act, the Act, and any other legal or regulatory requirements for inclusion in the Scheme Document or the Offer Document (as the case may be) (or any other document required in connection with the Proposed Combination).

6.3

Without prejudice to any other rights or remedies which Aon may have, I acknowledge that damages would not be an adequate remedy if I fail to fulfil or otherwise breach any of my obligations pursuant to this Deed, and accordingly Aon shall be at liberty to use the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of any such obligation and no proof of special damages shall be necessary for the enforcement by Aon of such rights.

6.4

The covenants and undertakings contained in this Deed and each part of them are entirely severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

6.5

In the case where the WTW Shares are registered in the name of a nominee, I shall direct the nominee to act as if the nominee were bound by the terms of this Deed and I shall use my best endeavours to do all acts and things necessary to carry the terms hereof into effect as if I had been the registered holder of the WTW Shares registered in the name of such nominee.

6.6

The undertakings given and other obligations entered into by me as set out in this Deed will terminate and cease to have any effect whatsoever with immediate effect on the earlier to occur of the following:

(a)	the Scheme becomes effective;

(b)	the Rule 2.5 Announcement is not released by seven p.m. (Eastern time) on the Release Date;

(c)	the Proposed Combination is not completed by the Longstop Date;

(d)	the Proposed Combination lapses or is withdrawn;

(e)	the WTW Directors withdraw their recommendation that the WTW Shareholders vote in favour of the Proposed Combination; or

(f)	the Business Combination Agreement is terminated in accordance with its terms.

6.7	Any time, date or period mentioned in this Deed may be extended by agreement between the parties but as regards any time, date or period originally fixed or so extended, time shall be of the essence.

6.8	This Deed shall not oblige Aon to announce or proceed with the Proposed Combination.

6.9

This Deed shall not oblige me to do anything (i) in my capacity as a director of WTW in respect of the Proposed Combination; nor (ii) which would in any way impede, prejudice or cause me to be in breach of my obligations and duties, or fetter my discretion, as a director of WTW, or prevent me from taking an action where such failure to act would cause me to breach such obligations and duties. The undertakings in this Deed are given by me solely in my capacity as a shareholder of WTW.

6.10	Aon may assign all rights and obligations under this Deed to any other company under the same ultimate ownership of Aon.

6.11

I agree that this Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed or any act performed or claimed to be performed under it) will be governed by and construed in accordance with Irish law and that the Irish courts are to have exclusive jurisdiction for all purposes in connection herewith.

IN WITNESS whereof this Deed has been entered into as a deed the day and year first herein written.

SCHEDULE 1

Holdings of, and dealings in, WTW

1.	Holdings

No. of ordinary shares in the capital of WTW	Registered owner (name)	Beneficial owner (name)

2.	WTW Options

APPENDIX 1

Draft Rule 2.5 Announcement

SIGNED AND DELIVERED as a Deed by [insert name of director] in the presence of:
Signature

Signature of Witness

Name of Witness

Occupation of Witness

Address of Witness